EXHIBIT 99.1

For Immediate Release
Contact:
Melissa Thompson
Vice President, Corporate Communications
(703) 387-3377

Interstate Hotels & Resorts Reports First-Quarter Results

Raises Earnings Guidance for Full Year 2005

      ARLINGTON, Va., May 5, 2005—Interstate Hotels & Resorts (NYSE: IHR), the nation’s largest independent hotel management company, today reported results for the first quarter ended March 31, 2005. In addition, the company has raised earnings guidance for the full year.

      For the 2005 first quarter, net loss was $(1.4) million, or $(0.05) per diluted share, compared to $(3.7) million, or $(0.12) per diluted share, in the same period a year earlier. Adjusted EBITDA, excluding non-recurring items, special charges and discontinued operations, in the 2005 first quarter was $3.5 million, equal to the 2004 first quarter. Net loss, excluding non-recurring items, special charges and discontinued operations, was $(0.8) million, or $(0.03) per share, for the 2005 first quarter, compared to a net loss of $(0.9) million, or $(0.03) per share, for the 2004 first quarter. First-quarter 2005 results were within the company’s previously announced guidance range for Adjusted EBITDA and EPS, both excluding non-recurring items, special charges and discontinued operations.

      Total revenue, excluding other revenue from managed properties (reimbursable costs), was $46.9 million in the 2005 first quarter, compared to $41.9 million in the 2004 first quarter. The increase in revenue over the prior year is primarily due to the acquisition of the Hilton

Concord hotel and higher apartment rental rates at the company’s BridgeStreet Corporate Housing Worldwide subsidiary.

      Same-store revenue per available room (RevPAR) for all managed hotels, excluding those hotels affected by the hurricanes that struck Florida in 2004, improved 9.3 percent to $71.49. Average daily rate (ADR) improved 7.3 percent to $106.33, while occupancy rose 1.8 percent to 67.2 percent in the 2005 first quarter.

      Same-store RevPAR for all full-service managed hotels, excluding those hotels affected by the hurricanes, improved 9.5 percent to $75.87. ADR rose 7.7 percent to $111.63, and occupancy improved 1.8 percent to 68.0 percent.

      Same-store RevPAR for all select-service managed hotels, excluding those hotels affected by the hurricanes, increased 8.2 percent to $54.56, led by a 5.5 percent improvement in ADR to $84.70 and a 2.6 percent increase in occupancy to 64.4 percent.

      “Our operating strategy was to aggressively raise rates in the first quarter, which had a positive impact on margins and profitability for our owners,” said Thomas F. Hewitt, chief executive officer. “We expect to continue to capitalize on improved market conditions throughout the year.”

      The statement of operations for the 2005 first quarter includes the following non-recurring items and special charges:

•	$3.7 million of earnings of affiliates, representing the company’s portion of the gain on the sale of the Hilton San Diego Gaslamp hotel, which was owned by one of Interstate’s joint ventures;

•	$2.0 million of severance costs primarily for the company’s former chief executive officer;

•	$1.8 million of deferred financing costs that were written off in conjunction with the refinancing of our senior credit facility;

•	$1.1 million of asset impairments and other write-offs;

•	$0.4 million gain on the sale of investments, representing the company’s gain on the sale of stock of an unaffiliated company held for investment;

•	$0.3 million of equity in losses of affiliates, representing the company’s portion of deferred financing costs written off by one of the company’s equity investments in connection with the refinancing of the joint venture’s senior note debt.

Hilton Concord Hotel Acquisition

      In February 2005, Interstate acquired the 329-room Hilton Concord in the East Bay area of San Francisco, California for $29.2 million. The acquisition was financed with a $19.0 million mortgage loan and borrowings under the company’s senior secured credit facility.

      “This is our second wholly owned hotel,” said J. William Richardson, chief financial officer. “As part of our strategy to diversify our earnings stream, we expect hotel ownership to become an increasingly important factor in our future growth, whether it is for our own account, in joint ventures or as part of an investment fund.”

New Management Contracts

      During the quarter, Interstate obtained management contracts for 22 upscale hotels recently acquired by a partnership consisting of a private investment fund managed by Goldman Sachs and affiliates of Highgate Holdings. In the past two quarters, the company has added a net of 61 hotels to its management portfolio.

      “Our size and geographic diversity allow us to seamlessly add large portfolios like this 22-hotel portfolio,” Hewitt said. “We also aggressively seek to manage individual hotel assets and smaller portfolios, both for their immediate profit potential and the opportunity they give us to add additional managed properties from their owners,” Hewitt said. “We continue to seek to add properties from both existing and potential new clients.”

Capital Structure

      The company refinanced its existing senior secured credit facility during the first quarter of 2005. The facility’s capacity was increased to $108 million, from $65 million, and the maturity was extended to 2008. The new loan is expected to result in annual interest savings in excess of $1 million.

Outlook and Guidance

      “Interstate and the hotel industry as a whole reported very positive results for the first quarter, and we expect these trends to continue for the balance of the year,” Richardson said. “We see nothing on the immediate horizon that will impede the continued recovery of the industry. Our focus remains on improving rate and flow-through for our owners.”

      Interstate has raised its guidance for 2005 due to the transactions announced in the first quarter and the strong performance of the existing portfolio. The company provides the following range of estimates for the second quarter and full year 2005:

•	RevPAR is expected to increase 9.5 to 10.5 percent in the 2005 second quarter and 7.5 to 8.5 percent for 2005;

•	Net income of $1.2 million to $1.8 million for the second quarter and net income of $7.9 million to $9.1 million for the full year;

•	Net income per diluted share of $0.04 to $0.06 for the second quarter and net income per diluted share of $0.25 to $0.29 for the full year;

•	Excluding non-recurring charges, special items and discontinued operations, net income of $1.4 million to $2.2 million for the second quarter and net income of $10.2 million to $11.6 million for the full year;

•	Excluding non-recurring charges, special items and discontinued operations, net income per diluted share of $0.05 to $0.07 for the second quarter and net income per diluted share of $0.33 to $0.37 for the full year;

•	Excluding non-recurring charges, special items and discontinued operations, Adjusted EBITDA of $6.5 million to $7.5 million for the second quarter and $31 million to $33 million for the full year.

      Interstate will hold a conference call to discuss its first-quarter results today, May 5, at 11 a.m. Eastern time. Interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then First-Quarter Conference Call. Interested parties also may listen to an archived webcast of the conference call on the Web site, or via telephone, until midnight on Thursday, May 12, 2005, by dialing (800) 405-2236, reference number 11029054. A replay of the conference call will be posted on Interstate Hotels & Resorts’ Web site through June 5, 2005.

      Interstate Hotels & Resorts operates more than 300 hospitality properties with nearly 72,000 rooms in 41 states, the District of Columbia, Canada, and Russia. BridgeStreet Worldwide, an Interstate Hotels & Resorts’ subsidiary, is one of the world’s largest corporate housing providers. BridgeStreet and its network of Global Partners offer more than 8,700 corporate apartments located in 91 MSAs throughout the United States and internationally. For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.

Non-GAAP Financial Measures

      Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that we believe are useful to investors. They are as follows: (i) Adjusted EBITDA and (ii) Adjusted EBITDA and net income, basic EPS and diluted EPS, excluding non-recurring items, special charges and discontinued operations. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.

Adjusted EBITDA

      A significant portion of our non-current assets consists of intangible assets. Of those intangible assets, the costs of our management contracts are amortized over their expected terms. Because depreciation and amortization are non-cash items, management and many industry investors believe the presentation of Adjusted EBITDA is useful to management and to investors. Adjusted EBITDA represents consolidated earnings before interest expense, income taxes, depreciation and amortization, equity in earnings of affiliates, minority interests, gain on refinancing and discontinued operations. We believe Adjusted EBITDA provides useful information to investors regarding our financial condition and results of operations because Adjusted EBITDA is useful for evaluating our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management also uses Adjusted EBITDA as one measure in determining the value of acquisitions and dispositions. We also believe that the rating agencies and a number of lenders use Adjusted EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use Adjusted EBITDA as a measure.

Adjusted EBITDA and Net Income, Excluding Non-recurring Items, Special Charges and Discontinued Operations

      We define Adjusted EBITDA, excluding non-recurring items, special charges and discontinued operations, as Adjusted EBITDA excluding the effects of certain charges, transactions and expenses incurred in connection with events management believes are not reasonably likely to recur or have a continuing effect on our ongoing operations. Non-recurring items, special charges and discontinued operations include restructuring expenses, severance payments, asset impairments and other write-offs, other non-cash charges, gains and losses on asset dispositions and the operating results of our discontinued operating units.

      Similarly, we define net income (loss), basic EPS and diluted EPS, excluding non-recurring items, special charges and discontinued operations as net income (loss), basic EPS and diluted EPS, without the effects of those same charges, transactions and expenses. We believe that Adjusted EBITDA and net income (loss), basic EPS and diluted EPS, excluding non-recurring items, special charges and discontinued operations, are useful performance measures because including these non-recurring items, special charges and discontinued operations may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include non-recurring items, special charges and discontinued operations may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA and net income (loss), basic EPS and diluted EPS, excluding non-recurring items, special charges and discontinued operations because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.

      This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the aftermath of the war with Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2004.

Interstate Hotels & Resorts, Inc.
Historical Statements of Operations
(Unaudited, in thousands except per share amounts)

	Three Months Ending March 31,
	2005	2004
Revenue:
Lodging revenue	$2,562	$723
Management fees	13,999	13,678
Corporate housing	27,399	24,250
Other revenue	2,955	3,252

	46,915	41,903
Other revenue from managed properties (7)	204,297	179,540

Total revenue	251,212	221,443

Operating expenses by department:
Lodging expenses	1,950	518
Corporate housing	23,409	20,382
Undistributed operating expenses:
Administrative and general	18,031	17,464
Depreciation and amortization	2,239	2,395
Restructuring expenses	2,023	127
Asset impairments and write-offs (4)	1,062	4,493

	48,714	45,379
Other expenses from managed properties (7)	204,297	179,540

Total operating expenses	253,011	224,919

OPERATING LOSS	(1,799)	(3,476)

Interest expense, net (5)	(3,794)	(1,722)
Equity in earnings (losses) of affiliates	2,842	(776)
Gain on sale of investments	385	—

LOSS BEFORE MINORITY INTEREST AND INCOME TAXES	(2,366)	(5,974)

Income tax benefit	924	2,554
Minority interest benefit	18	46

LOSS FROM CONTINUING OPERATIONS	(1,424)	(3,374)

Loss from discontinued operations, net	—	(370)

NET LOSS	$(1,424)	$(3,744)

Basic loss per share
Basic loss per share from continuing operations	$(0.05)	$(0.11)
Basic loss per share from discontinued operations	—	(0.01)

Basic loss per share	$(0.05)	$(0.12)

Diluted loss per share
Diluted loss per share from continuing operations	$(0.05)	$(0.11)
Diluted loss per share from discontinued operations	—	(0.01)

Diluted loss per share	$(0.05)	$(0.12)

Weighted average number of common shares outstanding (in thousands):
Basic	30,656	30,070
Diluted (1)	30,656	30,070

Reconciliations of Non-GAAP financial measures	Three Months Ending March 31,
	2005	2004
Net loss	$(1,424)	$(3,744)
Adjustments:
Depreciation and amortization	2,239	2,395
Interest expense, net	3,794	1,722
Equity in (earnings) losses of affiliates	(2,842)	776
Discontinued operations	—	370
Income tax benefit	(924)	(2,554)
Minority interest benefit	(18)	(46)

Adjusted EBITDA (2)	825	(1,081)
Restructuring expenses	2,023	127
Asset impairments and write-offs (4)	1,062	4,493
Gain on sale of investments	(385)	—

Adjusted EBITDA, excluding non-recurring items, special charges and discontinued operations (2)	$3,525	$3,539

Net loss	$(1,424)	$(3,744)
Adjustments to net loss:
Restructuring expenses	2,023	127
Asset impairments and write-offs(4)	1,062	4,493
Gain on sale of investments	(385)	—
Deferred financing costs write-offs (5)	1,847	—
Equity interest in the gain on sale of Hilton San Diego (8)	(3,653)	—
MIP deferred financing costs write-off (9)	295	—
Discontinued operations	—	264
Minority interest expense (benefit)	(9)	(12)
Income tax rate adjustment (6)	(597)	(2,043)

Net loss, excluding non-recurring items, special charges and discontinued operations (2)	$(841)	$(915)

Basic loss per share, excluding non-recurring items, special charges and discontinued operations (2)	$(0.03)	$(0.03)

Diluted loss per share, excluding non-recurring items, special charges and discontinued operations (2)	$(0.03)	$(0.03)

Weighted average number of common shares outstanding (in thousands):
Basic	30,656	30,070
Diluted (1)	30,656	30,070

Same-store hotel operating statistics (excluding 10 properties damaged in 2004 hurricanes):

Full-service hotels:
Occupancy	68.0%	66.8%
ADR	$111.63	$103.67
RevPAR	$75.87	$69.30

Select-service hotels:
Occupancy	64.4%	62.8%
ADR	$84.70	$80.29
RevPAR	$54.56	$50.42

Total:
Occupancy	67.2%	66.0%
ADR	$106.33	$99.10
RevPAR	$71.49	$65.42

Outlook Reconciliation (3)	Forecast
	Three months	Year ending
	ending	December 31,
	June 30, 2005	2005
Net income (loss)	$1,500	$8,500
Depreciation and amortization	2,450	9,200
Interest expense, net (5)	1,800	8,150
Equity in losses of affiliates	250	(2,100)
Minority interest expense (benefit)	—	150
Income tax expense (benefit)	1,000	5,500

Adjusted EBITDA (2)	7,000	29,400
Restructuring expenses	—	2,000
Asset impairments and write-offs (4)	—	1,000
Gain on sale of investments	—	(400)

Adjusted EBITDA, excluding non-recurring items and special charges (2)	$7,000	$32,000

Net income (loss)	$1,500	$8,500
Adjustments to net income (loss), net of income taxes:
Restructuring expenses	—	2,000
Asset impairments and write-offs (4)	—	1,000
Gain on sale of investments	—	(400)
Deferred financing costs write-offs (5)	—	1,850
Equity interest in the gain on sale of Hilton San Diego (8)	—	(3,650)
MIP deferred financing costs write-off (9)	—	300
Income Tax rate adjustment (6)	300	1,300

Net income, excluding non-recurring items and special charges (2)	$1,800	$10,900

Income per diluted share, excluding non-recurring items and special charges	$0.06	$0.35

(1)	Diluted shares outstanding are calculated as the weighted average number of shares of common stock outstanding plus other potentially dilutive securities. Dilutive securities may include shares granted under our stock incentive plans and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(2)	See discussion of Adjusted EBITDA and net income and Adjusted EBITDA and net income, excluding non-recurring items, special charges and discontinued operations located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(3)	Our outlook reconciliation uses the mid-point of our estimates of Adjusted EBITDA, net income, and diluted EPS, all excluding non-recurring items, special charges and discontinued operations.

(4)	This amount is included in undistributed operating expenses and primarily represents write-offs of intangible costs associated with terminated management contracts and other terminated activities and other asset impairments.

(5)	For the first quarter of 2005, Interest expense, net, includes $1,847 of deferred financing fees written off in connection with the refinancing of our senior secured credit facility.

(6)	This amount represents an adjustment to recorded income tax expense to bring our overall effective tax rate to an estimated normalized rate of 28% in 2005 and 40% in 2004. This effective tax rate will differ from the effective tax rate reported in our historical statements of operations.

(7)	Other revenue from managed properties and other expenses from managed properties have been revised in the same amount for the first quarter of 2004 for certain amounts previously included in error. This revision has no impact on EBITDA, net income or our balance sheet and cash flows.

(8)	This amount is included in equity in earnings (losses) of affiliates and represents our portion of the gain on the sale of the Hilton San Diego Gaslamp, which was owned by one of our joint ventures.

(9)	This amount is included in equity in earnings (losses) of affiliates and represents our portion of deferred financing costs written off in connection with the refinancing of the MIP joint venture’s senior debt.